EXHIBIT 99.1

LITHIA MOTORS ANNOUNCES ACQUISITION OF CHEVROLET CADILLAC STORE

MEDFORD, OREGON, May 1, 2012 – Lithia Motors, Inc. (NYSE: LAD) announced that today it acquired Jerry Chambers Chevrolet Cadillac in Bellingham, Washington. The store will be named Chambers Chevrolet Cadillac of Bellingham, and adds $40 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented “We are excited to be a part of the Whatcom county community. The Chambers family has a 40 year history here and we look forward to carrying on the proud heritage they established. We would like to extend a warm welcome to the 55 employees who are joining our team.”

About Lithia

Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 25 brands of new and all brands of used vehicles at 84 stores, which are located in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites

www.lithia.com

www.lithiacareers.com

www.assuredservice.com

Lithia Motors on Facebook

http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter

http://twitter.com/lithiamotors

Contact:

John North

VP Finance and Controller

(541) 618-5748.